NEWS RELEASE

EVEREST RE GROUP, LTD.

Seon Place, 141 Front Street, 4th Floor, Hamilton HM 19, Bermuda

Contacts

Media: Dane  Lopes                                                                  Investors: Jon Levenson

Group Head of Marketing &  Communications                            Head of Investor Relations

Everest Global Services,  Inc.                                                     Everest Global Services, Inc.

203.388.3977                                                                           908.604.3169

Jim Williamson, Executive Vice President & Group Chief Operating Officer, Assumes Additional Responsibilities as Head of the Everest Reinsurance Division

HAMILTON, Bermuda -- (BUSINESS WIRE) – May 10, 2021 – Everest Re Group, Ltd. (“Everest”) today announced that Jim Williamson, Executive Vice President and Group Chief Operating Officer will assume additional responsibilities as the Head of the Everest Reinsurance Division effective immediately.

Mr. Williamson succeeds John Doucette, who is leaving the Company to pursue other opportunities.

The appointment of Mr. Williamson to lead Everest’s Reinsurance Division furthers the Company’s focus on profitably growing a balanced and diversified reinsurance and insurance portfolio, underpinned by relentless execution, to maximize shareholder returns and deliver superior earnings and book value per share growth over time.

Juan C. Andrade, Everest President and Chief Executive Officer commented:

“I am excited to have Jim take on the leadership of Everest Reinsurance.  He is an experienced and talented executive with a wealth of industry knowledge, and a track record of driving results.  This change will enable us to enhance our already strong underwriting and operational discipline.”

“On behalf of the executive management team, I want to thank John for his dedication and many contributions to the organization.  Under his leadership, Everest has strengthened its position as a resilient and innovative reinsurer.  I wish him well in his future endeavors.”

Mr. Williamson commented, “Everest’s Reinsurance business is world class, and I am energized by the opportunity to lead such an accomplished team.  We have exceptional talent around the world, deep partnerships with our brokers and cedants, and the financial resources to continue to execute our global growth strategy.”

About Jim Williamson

Jim Williamson joined Everest in 2020 as the Group Chief Operating Officer. Mr. Williamson began his insurance career as a casualty underwriter at The Hartford.  Over the years, at The Hartford, Chubb, and now Everest, he has worked in all aspects of the P&C commercial and consumer lines industry both in the U.S. and internationally running large and successful businesses.  He has also had functional responsibilities for actuarial, technology, and claims organizations during his career.

Mr. Williamson holds an MBA from The Wharton School at the University of Pennsylvania, and a B.S. from Bryant College.

About Everest Re Group, Ltd.

Everest Re Group, Ltd. (“Everest”) is a leading global provider of reinsurance and insurance, operating for close to 50 years through subsidiaries in the U.S., Europe, Singapore, Canada, Bermuda and other territories.

Everest offers property, casualty, and specialty products through its various operating affiliates located in key markets around the world.

Everest common stock (NYSE:RE) is a component of the S&P 500 index.

Additional information about Everest, our people, and our products can be found on our website at www.everestre.com. All issuing companies may not do business in all jurisdictions.